Exhibit 99.1

NEWS RELEASE
804 EAST GATE DRIVE, SUITE 200, MOUNT LAUREL, NJ 08054
FOR IMMEDIATE RELEASE
InTest Reports Third Quarter 2025 Results
Orders Surge 34.2% Year-over-Year to $37.6 Million on Strong Demand
•Revenue for the quarter was $26.2 million, a 13.3% decrease year-over-year due to late-quarter shipment delays that have since been fulfilled
•Orders1 for the quarter improved 34.2%, or $9.6 million, year-over-year, reflecting strength in auto/EV, industrial, defense/aerospace and life sciences; sequentially orders grew $9.9 million as demand increased in auto/EV, defense/aerospace and semi
•Backlog1 increased $11.4 million to $49.3 million, a 30.1% increase from June 30, 2025
•Strong cash generation and balance sheet: generated $3.5 million in cash from operations in third quarter. Reduced total debt by $6.2 million from December 31, 2024 and by $1.2 million from June 30, 2025
•Operating loss for the quarter was $1.2 million and net loss was $0.9 million or $(0.08) per diluted share; Adjusted EPS2 was $(0.02) per diluted share, Adjusted EBITDA2 was $0.4 million
•Continuing to hold strong market position and expanding customer base until market headwinds subside while managing costs

MT. LAUREL, NJ – November 5, 2025 -- InTest Corporation (NYSE American: INTT), a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets which include semiconductor (“semi”), automotive/EV, defense/aerospace, industrial, life sciences, and safety/security, today announced financial results for the third quarter of 2025 ended September 30, 2025.
Nick Grant, President and CEO, commented, “Against a backdrop of ongoing global economic uncertainty, orders1 for the third quarter surged to $37.6 million, our highest level since Q2 2022. This order strength is a testament to the continued success of our end market diversification strategy, higher demand from automotive customers associated with 2027 model year programs and increased defense/aerospace spending. We continue to gain traction with our newly introduced products and our expanding customer base. Nevertheless, some customers in certain end markets remain cautious to commit to capital projects. Overall, our funnel remains strong and in the third quarter we further strengthened our readiness for a market recovery and opportunities to scale the business as we continue to execute toward our Vision 2030 goals.”
Mr Grant continued, “Reported revenue for the quarter came in below guidance primarily due to technical challenges associated with a few systems reflecting a combination of new capabilities, new customers, and new markets. These challenges have since been resolved and the shipments have been fulfilled. Operating expenses were lower than forecasted, reflecting rigorous spending discipline, and we continued to generate strong operating cash flow.”
1 Orders and Backlog are key performance metrics. See “Key Performance Indicators” below for important disclosures regarding InTest’s use of these metrics.
2 Adjusted net (loss) earnings, adjusted EPS, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. Further information can be found under “Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.
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InTest Reports Third Quarter 2025

November 5, 2025

Third Quarter 2025 Review (see revenue by market and by segments in accompanying tables)

	Three Months Ended
($ in thousands except percentages and per share data)			Change			Change
	September 30,	September 30,			June 30,
	2025	2024	$	%	2025	$	%
Revenue	$26,236	$30,272	$(4,036)	(13.3)%	$28,130	$(1,894)	(6.7)%
Gross profit	$10,992	$14,012	$(3,020)	(21.6)%	$11,973	$(981)	(8.2)%
Gross margin	41.9%	46.3%			42.6%
Operating expenses (including intangible amortization & restructuring)	$12,185	$13,525	$(1,340)	(9.9)%	$12,900	$(715)	(5.5)%
Operating (loss) income	$(1,193)	$487	$(1,680)	(345.0)%	$(927)	$(266)	(28.7)%
Operating margin	(4.5%)	1.6%			(3.3%)
Net (loss) earnings	$(938)	$495	$(1,433)	(289.5)%	$(503)	$(435)	(86.5)%
Net margin	(3.6%)	1.6%			(1.8%)
(Loss) earnings per diluted share (“EPS”)	$(0.08)	$0.04	$(0.12)	(300.0)%	$(0.04)	$(0.04)	(100.0)%
Adjusted net (loss) earnings (Non-GAAP)[2]	$(198)	$1,311	$(1,509)	(115.1)%	$398	$(596)	(149.7)%
Adjusted EPS (Non-GAAP)[2]	$(0.02)	$0.11	$(0.13)	(118.2)%	$0.03	$(0.05)	(166.7)%
Adjusted EBITDA (Non-GAAP)[2]	$383	$2,441	$(2,058)	(84.3)%	$1,262	$(879)	(69.7)%
Adjusted EBITDA margin (Non-GAAP)[2]	1.5%	8.1%			4.5%
Sequentially, revenue for the third quarter was down $1.9 million over the second quarter as sales in defense/aerospace declined $1.3 million, auto/EV declined $0.9 million, and semi decreased $0.4 million. This decline more than offset the combined growth of $0.7 million across life sciences, safety/security and other markets.
Compared with the prior-year period, third quarter revenue was down $4.0 million, driven primarily by the delayed shipments. Within the end markets, we saw a $1.6 million decline in semi, a $1.3 million decline in auto/EV sales, a $1.2 million decline in other markets, and a $0.9 million decline in defense/aerospace. This contraction was partially mitigated by increases of $0.6 million in life sciences and $0.3 million in safety/security.
Sequentially, gross margin decreased 70 basis points to 41.9% driven by lower volume. The 440-basis point decrease compared with the prior-year period, reflects the combination of lower volume and unfavorable product mix.
Sequentially, operating expenses decreased $0.7 million due to ongoing cost reduction efforts. Operating expenses decreased $1.3 million from the prior-year period primarily as a result of cost reduction efforts.
Net loss for the third quarter was $0.9 million, or $(0.08) per diluted share. Adjusted net loss (Non-GAAP)2 was $0.2 million, or $(0.02) adjusted EPS (Non-GAAP)2.
Balance Sheet and Cash Flow Review
Cash, cash equivalents and restricted cash at the end of the third quarter of 2025 were $21.1 million, up $1.8 million from the end of the second quarter. During the quarter, the Company reduced total debt by $1.2 million from June 30, 2025 to $8.9 million and generated $3.5 million from operations. Capital expenditures were $0.4 million in the third quarter of 2025.

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InTest Reports Third Quarter 2025

November 5, 2025
At September 30, 2025, the Company had $30.0 million available under its delayed draw term loan facility and no borrowings under the
$10.0 million revolving credit facility. On August 5, 2025, the Company entered into a covenant waiver agreement with its U.S. based lender through the first quarter of 2026 in exchange for pledging cash equal to U.S. debt outstanding. At September 30, 2025, there was $4.9 million U.S. based debt outstanding.
Third Quarter 2025 Orders1 and Backlog1 (see orders by market in accompanying tables)

	Three Months Ended
			Change			Change
	September 30,	September 30,			June 30,
($ in thousands except percentages)	2025	2024	$	%	2025	$	%
Orders	$37,642	$28,054	$9,588	34.2%	$27,759	$9,883	35.6%
Backlog (at quarter end)	$49,267	$45,454	$3,813	8.4%	$37,861	$11,406	30.1%
Third quarter orders of $37.6 million grew $9.6 million, or 34.2%, versus the prior-year period, and $9.9 million, or 35.6%, compared with the second quarter of 2025. The year-over-year increase reflects strength in auto/EV, industrial, defense/aerospace and life sciences while orders slowed in safety/security and other markets.
Sequentially, the 35.6% increase in orders was primarily driven by strong demand in auto/EV, defense/aerospace and other markets. These increases outpaced the declines in life sciences and safety/security.
Backlog at September 30, 2025, was $49.3 million, substantially above the June 30, 2025 level. Approximately 55.0% of the backlog is expected to ship beyond the fourth quarter of 2025.
Focusing Outlook on Forward Quarter
Mr. Grant concluded, “We were encouraged to see some pockets of customers moving forward with capital projects during the third quarter, particularly in the auto/EV and defense/aerospace end markets, which resulted in a backlog that increased $11.4 million over the second quarter and a funnel that remained strong. The work we have done to diversify the company into these non-semi markets is paying off. At the same time, many of our customers continue to hold back on capital investments in the face of ongoing trade and economic uncertainties, and we still do not have visibility into the timing of an overall market recovery.”
Based on the shipments which slipped from the third quarter to the fourth quarter and the backlog at quarter end, we expect fourth quarter 2025 revenue to be $30 million to $32 million, with gross margin of approximately 43% and operating expenses of $12.3 million to $12.7 million, which excludes approximately $0.2 million in Videology and other restructuring expenses.
The foregoing guidance is based on management’s current views with respect to operating and market conditions and customers’ forecasts. It also assumes macroeconomic conditions remain unchanged through the fourth quarter. Actual results may differ materially from what is provided here today as a result of, among other things, the factors described under “Forward-Looking Statements” below.
Conference Call and Webcast
The Company will host a conference call and webcast today at 8:30 a.m. ET. During the conference call, management will review the financial and operating results and discuss InTest’s corporate strategy and outlook. A question-and-answer session will follow. To listen to the live call, dial (201) 689-8263. In addition, the webcast and slide presentation may be found at intest.com/investor-relations.
A telephonic replay will be available from 12:30 p.m. ET on the day of the call through Wednesday, November 19, 2025. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13756099. The webcast replay can be accessed via the investor relations section of intest.com, where a transcript will also be posted once available.
About InTest Corporation
InTest Corporation is a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets including both the front-end and back-end of the semiconductor manufacturing industry (“semi”), automotive/EV, defense/aerospace, industrial, life sciences and safety/security. Backed by decades of engineering expertise and a culture of
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InTest Reports Third Quarter 2025

November 5, 2025
operational excellence, InTest solves difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. InTest’s growth strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach, customer penetration and market expansion. For more information, visit https://www.intest.com/.
Non-GAAP Financial Measures
In addition to disclosing results that are determined in accordance with generally accepted accounting practices in the United States (“GAAP”), we also disclose non-GAAP financial measures. These non-GAAP financial measures consist of adjusted net (loss) earnings, adjusted (loss) earnings per diluted share (“adjusted EPS”), adjusted EBITDA, and adjusted EBITDA margin.
The Company defines these non-GAAP measures as follows:
─Adjusted net (loss) earnings is derived by adding acquired intangible amortization, acquired inventory step-up expense, restructuring costs, and the tax effect of the adjusting items, to net earnings.
─Adjusted (loss) earnings per diluted share is derived by dividing adjusted net (loss) earnings by diluted weighted average shares outstanding.
─Adjusted EBITDA is derived by adding acquired intangible amortization, acquired inventory step-up expense, restructuring costs, net interest expense, income tax expense, depreciation, and stock-based compensation expense to net earnings.
─Adjusted EBITDA margin is derived by dividing adjusted EBITDA by revenue.
These results are provided as a complement to the results provided in accordance with GAAP. Adjusted net (loss) earnings and adjusted (loss) earnings per diluted share (“adjusted EPS”) are non-GAAP financial measures presented to provide investors with meaningful, supplemental information regarding our baseline performance before acquired intangible amortization, restructuring costs and inventory step-up charges as management believes these expenses may not be indicative of our underlying operating performance. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures presented primarily as a measure of liquidity as they exclude non-cash charges for acquired intangible amortization, acquired inventory step-up, depreciation and stock-based compensation. In addition, adjusted EBITDA and adjusted EBITDA margin also exclude the impact of restructuring costs, interest income or expense and income tax expense or benefit, as management believes these expenses may not be indicative of our underlying operating performance.
Management’s Use of Non-GAAP Measures
The non-GAAP financial measures presented in this press release are used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. Reconciliations from net (loss) earnings and (loss) earnings per diluted share (“EPS”) to adjusted net (loss) earnings and adjusted earnings per diluted share (“adjusted EPS”) and from net (loss) earnings and net margin to adjusted EBITDA and adjusted EBITDA margin, are contained in the tables below.
Management believes these Non-GAAP financial measures are important in evaluating our performance, results of operations, and financial position. We use non-GAAP financial measures to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. Non-GAAP measures as presented in this press release may differ from and may not be comparable to similarly titled measures used by other companies.
Key Performance Indicators
In addition to the foregoing non-GAAP measures, management uses orders and backlog as key performance metrics to analyze and measure the Company’s financial performance and results of operations. Management uses orders and backlog as measures of current and future business and financial performance, and these may not be comparable with measures provided by other companies. Orders represent written communications received from customers requesting the Company to provide products and/or services. Backlog is calculated based on firm purchase orders we receive for which revenue has not yet been recognized. Management believes tracking orders and backlog are useful as they are often leading indicators of future performance. In accordance with industry practice, contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.
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InTest Reports Third Quarter 2025

November 5, 2025
Given that each of orders and backlog are operational measures and that the Company’s methodology for calculating orders and backlog does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation for each is not required or provided.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of the Company’s plans, strategies and intentions, or our future performance or goals, that are based upon management’s current expectations. These forward-looking statements can often be identified by the use of forward-looking terminology such as “believe,” “continue,” “expects,” “guidance,” “may,” “outlook,” “opportunities,” “will,” “plan,” “forecasts,” “strategy,” “target,” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as the Company’s ability to execute on its VISION 2030 Strategy, realize the potential benefits of acquisitions and successfully integrate any acquired operations, grow the Company’s presence in its key target and international markets, manage supply chain challenges, convert backlog to sales and to ship product in a timely manner; the success of the Company’s strategy to diversify its markets; the impact of inflation on the Company’s business and financial condition; indications of a change in the market cycles in the semi market or other markets served; changes in business conditions and general economic conditions both domestically and globally including rising interest rates and fluctuation in foreign currency exchange rates; changes in the demand for semiconductors; access to capital and the ability to borrow funds or raise capital to finance potential acquisitions or for working capital; changes in the rates and timing of capital expenditures by the Company’s customers; and other risk factors set forth from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2024. Any forward-looking statement made by the Company in this press release is based only on information currently available to management and speaks to circumstances only as of the date on which it is made. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events, except as required by law.
Contacts:

InTest Corporation	Investors:
Duncan Gilmour	Jody Burfening / Alex Villalta
Chief Financial Officer and Treasurer	Alliance Advisors IR
Tel: (856) 505-8999	avillalta@allianceadvisors.com
Tel: (212) 838-3777

– FINANCIAL TABLES FOLLOW –
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InTest Reports Third Quarter 2025

November 5, 2025
InTest Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except share and per share data)	2025	2024	2025	2024
Revenue	$26,236	$30,272	$81,003	$94,087
Cost of revenue	15,244	16,260	46,982	53,202
Gross profit	10,992	14,012	34,021	40,885

Operating expenses:
Selling expense	3,765	4,281	12,141	12,976
Engineering and product development expense	2,335	2,182	7,028	6,382
General and administrative expense	5,128	6,118	16,704	17,776
Amortization of acquired intangible assets	841	944	2,504	2,436
Restructuring costs	116	—	645	—
Total operating expenses	12,185	13,525	39,022	39,570

Operating (loss) income	(1,193)	487	(5,001)	1,315
Interest expense	(95)	(219)	(366)	(612)
Other income	61	301	768	949

(Loss) earnings before income tax (benefit) expense	(1,227)	569	(4,599)	1,652
Income tax (benefit) expense	(289)	74	(829)	265

Net (loss) earnings	$(938)	$495	$(3,770)	$1,387

(Loss) earnings per common share:
Basic	$(0.08)	$0.04	$(0.31)	$0.11
Diluted	$(0.08)	$0.04	$(0.31)	$0.11

Weighted average common shares outstanding:
Basic	12,208,586	12,189,761	12,201,087	12,150,240
Diluted	12,208,586	12,251,712	12,201,087	12,246,763
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InTest Reports Third Quarter 2025

November 5, 2025
InTest Corporation
Consolidated Balance Sheets

	September 30, 2025	December 31, 2024
(In thousands, except share and per share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,230	$19,830
Restricted cash	4,867	—
Trade accounts receivable, net of allowance for credit losses of $395 and $423, respectively	20,893	29,495
Inventories	28,001	26,837
Prepaid expenses and other current assets	5,101	2,650
Total current assets	75,092	78,812
Property and equipment, net of accumulated depreciation of $9,762 and $8,830, respectively	4,722	4,457
Right-of-use assets, net	9,646	10,767
Goodwill	32,314	30,744
Intangible assets, net	25,670	26,376
Deferred tax assets	—	67
Other assets	833	1,065
Total assets	$148,277	$152,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$6,533	$7,494
Current portion of operating lease liabilities	2,064	1,989
Accounts payable	7,448	7,991
Customer deposits and deferred revenue	6,559	4,989
Accrued expenses and other current liabilities	9,845	9,485
Total current liabilities	32,449	31,948
Operating lease liabilities, net of current portion	7,902	9,021
Long-term debt, net of current portion	2,336	7,538
Contingent consideration, net of current portion	431	825
Deferred revenue, net of current portion	1,106	1,432
Deferred tax liabilities	436	—
Other liabilities	1,747	1,734
Total liabilities	46,407	52,498
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 20,000,000 shares authorized; 12,564,225 and 12,457,658 shares issued, respectively; 12,482,148 and 12,378,276 shares outstanding, respectively	125	124
Additional paid-in capital	58,994	57,658
Retained earnings	41,317	45,087
Accumulated other comprehensive earnings (loss)	2,393	(2,137)
Treasury stock, at cost; 82,077 and 79,382 shares, respectively	(959)	(942)
Total stockholders’ equity	101,870	99,790
Total liabilities and stockholders’ equity	$148,277	$152,288
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InTest Reports Third Quarter 2025

November 5, 2025
InTest Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) earnings	$(3,770)	$1,387
Adjustments to reconcile net (loss) earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	5,009	4,469
Provision for excess and obsolete inventory	583	509
Amortization of deferred compensation related to stock-based awards	1,212	1,450
Deferred income tax expense	546	140
Other non-cash reconciling items	(400)	114
Changes in assets and liabilities:
Trade accounts receivable	9,393	(3,694)
Inventories	(515)	(129)
Prepaid expenses and other current assets	(405)	569
Other assets	(177)	(27)
Operating lease liabilities	(1,536)	(1,173)
Accounts payable	(510)	(1,029)
Customer deposits and deferred revenue	1,206	468
Domestic and foreign income taxes payable	(1,579)	(817)
Deferred revenue, net of current portion	(326)	(123)
Accrued expenses and other liabilities	(394)	(880)
Net cash provided by operating activities	8,337	1,234
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	—	(18,727)
Purchases of property and equipment	(1,098)	(1,161)
Net cash used in investing activities	(1,098)	(19,888)
CASH FLOWS FROM FINANCING ACTIVITIES
Repurchases of common stock	—	(1,042)
Repayments of short-term borrowings, net of proceeds	(3,852)	(1,856)
Repayments of long-term debt	(3,075)	(5,475)
Proceeds from stock options exercised	18	145
Proceeds from shares sold under Employee Stock Purchase Plan	90	111
Settlement of employee tax liabilities in connection with treasury stock transaction	(17)	(41)
Net cash used in by financing activities	(6,836)	(8,158)
Effects of exchange rates on cash	864	(476)
Net cash provided by (used in) all activities	1,267	(27,288)
Cash, cash equivalents and restricted cash at beginning of period	19,830	45,260
Cash, cash equivalents and restricted cash at end of period	$21,097	$17,972

Cash and cash equivalents	$16,230	$17,972
Restricted cash	4,867	—
Total cash, cash equivalents and restricted cash at end of period	$21,097	$17,972

Cash payments for:
Domestic and foreign income taxes, net of receipts	$98	$1,147
Interest	368	634

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Equity issued in conjunction with acquisition of business	$—	$2,086
Issuance of unvested shares of restricted stock awards	1,039	1,580
Forfeiture of shares of unvested restricted stock awards	(557)	(200)
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InTest Reports Third Quarter 2025

November 5, 2025
InTest Corporation
Revenue by Market
(Unaudited)

($ in thousands)	Three Months Ended
					Change				Change
	September 30,		September 30,				June 30,
	2025		2024		$	%	2025		$	%
Revenue
Semi	$9,842	37.5%	$11,410	37.7%	$(1,568)	(13.7)%	$10,192	36.2%	$(350)	(3.4)%
Auto/EV	4,964	18.9%	6,250	20.6%	(1,286)	(20.6)%	5,862	20.8%	(898)	(15.3)%
Defense/Aerospace	2,313	8.8%	3,239	10.7%	(926)	(28.6)%	3,578	12.7%	(1,265)	(35.4)%
Industrial	3,658	13.9%	3,534	11.7%	124	3.5%	3,786	13.5%	(128)	(3.4)%
Life Sciences	1,930	7.4%	1,322	4.4%	608	46.0%	1,386	4.9%	544	39.2%
Safety/Security	927	3.5%	666	2.2%	261	39.2%	898	3.2%	29	3.2%
Other	2,602	9.9%	3,851	12.7%	(1,249)	(32.4)%	2,428	8.6%	174	7.2%
	$26,236	100.0%	$30,272	100.0%	$(4,036)	(13.3)%	$28,130	100.0%	$(1,894)	(6.7)%
* Components may not add up to total due to rounding

Orders by Market
(Unaudited)

($ in thousands)	Three Months Ended
					Change				Change
	September 30,		September 30,				June 30,
	2025		2024		$	%	2025		$	%
Orders
Semi	$8,031	21.3%	$7,648	27.2%	$383	5.0%	$7,292	26.3%	$739	10.1%
Auto/EV	14,580	38.7%	7,141	25.5%	7,439	104.2%	7,066	25.5%	7,514	106.3%
Defense/Aerospace	6,403	17.0%	4,470	15.9%	1,933	43.2%	2,499	9.0%	3,904	156.2%
Industrial	4,670	12.4%	2,237	8.0%	2,433	108.8%	4,680	16.9%	(10)	(0.2)%
Life Sciences	1,450	3.9%	534	1.9%	916	171.5%	2,863	10.3%	(1,413)	(49.4)%
Safety/Security	267	0.7%	1,062	3.8%	(795)	(74.9)%	1,173	4.2%	(906)	(77.2)%
Other	2,241	6.0%	4,962	17.7%	(2,721)	(54.8)%	2,186	7.9%	55	2.5%
	$37,642	100.0%	$28,054	100.0%	$9,588	34.2%	$27,759	100.0%	$9,883	35.6%
* Components may not add up to total due to rounding
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InTest Reports Third Quarter 2025

November 5, 2025
InTest Corporation
Segment Data
(Unaudited)

	Three Months Ended September 30, 2025
($ in thousands)	Electronic Test	Environmental Technologies	Process Technologies	Corporate & Other	Consolidated
Revenue	$12,099	$7,490	$6,647	$—	$26,236
Cost of revenue	6,498	4,566	4,180	—	15,244
Other divisional costs	4,455	2,144	2,565	—	9,164
Division operating income (loss)	1,146	780	(98)	—	1,828
Acquired intangible amortization				841	841
Restructuring costs				116	116
Corporate expenses				2,064	2,064
Operating (loss) income	1,146	780	(98)	(3,021)	(1,193)
Interest expense				(95)	(95)
Other income				61	61
(Loss) earnings before income tax expense	$1,146	$780	$(98)	$(3,055)	$(1,227)

	Three Months Ended September 30, 2024
($ in thousands)	Electronic Test	Environmental Technologies	Process Technologies	Corporate & Other	Consolidated
Revenue	$15,481	$6,734	$8,057	$—	$30,272
Cost of revenue	7,861	4,035	4,364	—	16,260
Other divisional costs	5,309	2,273	2,623	—	10,205
Division operating income	2,311	426	1,070	—	3,807
Acquired intangible amortization				944	944
Corporate expenses				2,376	2,376
Operating income (loss)	2,311	426	1,070	(3,320)	487
Interest expense				(219)	(219)
Other income				301	301
Earnings (loss) before income tax expense	$2,311	$426	$1,070	$(3,238)	$569

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InTest Reports Third Quarter 2025

November 5, 2025
InTest Corporation
Segment Data
(Unaudited)

	Nine Months Ended September 30, 2025
($ in thousands)	Electronic Test	Environmental Technologies	Process Technologies	Corporate & Other	Consolidated
Revenue	$39,091	$20,973	$20,939	$—	$81,003
Cost of revenue	21,229	13,263	12,490	—	46,982
Other divisional costs	14,475	6,574	7,941	—	28,990
Division operating income	3,387	1,136	508	—	5,031
Acquired intangible amortization				2,504	2,504
Restructuring costs				645	645
Corporate expenses				6,883	6,883
Operating (loss) income	3,387	1,136	508	(10,032)	(5,001)
Interest expense				(366)	(366)
Other income				768	768
(Loss) earnings before income tax expense	$3,387	$1,136	$508	$(9,630)	$(4,599)

	Nine Months Ended September 30, 2024
($ in thousands)	Electronic Test	Environmental Technologies	Process Technologies	Corporate & Other	Consolidated
Revenue	$42,756	$21,835	$29,496	$—	$94,087
Cost of revenue	22,869	13,584	16,749	—	53,202
Other divisional costs	14,020	6,817	8,746	—	29,583
Division operating income	5,867	1,434	4,001	—	11,302
Acquired intangible amortization				2,436	2,436
Corporate expenses				7,551	7,551
Operating income (loss)	5,867	1,434	4,001	(9,987)	1,315
Interest expense				(612)	(612)
Other income				949	949
Earnings (loss) before income tax expense	$5,867	$1,434	$4,001	$(9,650)	$1,652

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InTest Reports Third Quarter 2025

November 5, 2025
InTest Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
Reconciliation of Net (Loss) Earnings to Adjusted Net (Loss) Earnings (Non-GAAP) and (Loss) Earnings Per Diluted Share to Adjusted EPS (Non-GAAP):

	Three Months Ended
	September 30,	September 30,	June 30,
(in thousands except per share amounts)	2025	2024	2025
Net (loss) earnings	$(938)	$495	$(503)
Acquired intangible amortization	841	944	850
Restructuring costs	116	—	216
Tax effect of adjusting items	(217)	(128)	(165)
Adjusted net (loss) earnings (Non-GAAP)	$(198)	$1,311	$398

Diluted weighted average shares outstanding	12,209	12,252	12,246
(Loss) earnings per diluted share:
Net (loss) earnings	$(0.08)	$0.04	$(0.04)
Acquired intangible amortization	0.07	0.08	0.07
Restructuring costs	0.01	—	0.02
Tax effect of adjusting items	(0.02)	(0.01)	(0.01)
Adjusted EPS (Non-GAAP) *	$(0.02)	$0.11	$0.03
* Components may not add up to total due to rounding
Reconciliation of Net (Loss) Earnings and Net Margin to Adjusted EBITDA (Non-GAAP) and Adjusted EBITDA Margin (Non-GAAP):

	Three Months Ended
	September 30,	September 30,	June 30,
(in thousands except percentage data)	2025	2024	2025
Net (loss) earnings	$(938)	$495	$(503)
Acquired intangible amortization	841	944	850
Net interest expense	(18)	36	30
Income tax (benefit) expense	(289)	74	(80)
Depreciation	317	355	314
Restructuring costs	116	—	216
Stock-based compensation	354	537	435
Adjusted EBITDA (Non-GAAP)	$383	$2,441	$1,262
Revenue	$26,236	$30,272	$28,130
Net margin	(3.6%)	1.6%	(1.8%)
Adjusted EBITDA margin (Non-GAAP)	1.5%	8.1%	4.5%
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